EXHIBIT 10.15

English Translation

Farmland Lease Agreement

Lessor (Party A): Yingtou Economic Cooperative, Yanfeng Town, Qiongshan City

Lessee (Party B): Hainan Zhongchen Industrial Co., Ltd.

For the purpose of agricultural investment and development, Party B leases a piece of land as planting land from Party A pursuant to the relevant current regulations and state laws. In order to specify the obligations and rights of each side, both parties sign the contract agreement after negotiation.

Article 1. Name of the leased land, scope, area and land usage

1.Name of the leased land: the land called ‘Weidu’, which located in Meilan Yingtou village, Yanfeng Town, Qiongshan City.

2.Scope: west to Donglin village; north to Mailin cropland; east to Yingtou village; south to Jiaolu cropland.

3.Area: 250 mu (subject to the measurement and confirmation by the relevant departments requested by both parties).

4.Usage: agricultural development and construction projects.

Article 2. Contract term

The contract term is 20 years (from October 1 , 1999 to October 1 , 2019).

Article 3. Lease fee, payment and term.

1. The leasing fee is RMB 80 per mu per year, that is, RMB 20,000 per year for leased land.

2. Payment: cash.

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3. Payment term

(1) . After the contract taking effect, Party B shall pay RMB 80,000 leasing fee (from October, 1999 to September, 2003) and three-year lease fee RMB 60,000 in advance as deposit, totaling 140,000 RMB within one week.

(2) . Party B shall pay RMB 100,000 leasing fee (from October, 2003 to September, 2008) to Party A, during October, 2003 to September, 2004.

(3) . Party B shall pay RMB 80,000 leasing fee (from October, 2008 to September, 2012) to Party A, during October, 2008 to September, 2009.

(4) . Party B shall pay RMB 80,000 leasing fee (from October, 2012 to September, 2016) to Party A, during October, 2012 to September, 2013. The deposit in advance mentioned before is regarded as the leasing fee of October, 2016 to September, 2019.

Article 4. The obligations and rights of Party A

1. After the agreement taking effect, Party A shall present the paper certificates of the ownership of contracted land, or other paper certificates from the town committee or village committee that can prove the land ownership of Party A in three days.

2. After the agreement taking effect, Party A shall clean all the attachments of the leased land within 10 days and transfer the land use right to Party B on time. Party B shall have the right to deal with the attachments left on the leased land if Party failed to clean the attachments in time.

3. Party A shall be responsible for all the issues and the losses caused by the land use right and land ownership between Party B and the third party. And Party A shall compensate for the losses caused to party B.

4. Due to the third party’s claiming on the land use right of the leased land, leading to the result that Party B cannot use or make profit from the leased land, Party A shall not require leasing fee during the period that Party B cannot use or make profit from the leased land.

5. After the contract taking effect, Party A shall mark all the tombs and geomancy lands on the leased land within 15 days. And Party A shall be responsible for the disputes caused by the unmarked tombs and geomancy lands, and compensate Party B for the losses herein.

6. Party A shall arrange 100 ㎡ land for Party B to drill wells. If Party A cannot arrange the land, all the economic losses caused by the wells and water issues shall be paid by Party A.

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Article 5. Obligations and rights of Party B

1. After the contract taking effect, Party B shall compensate RMB 20,000 for corps losses of Party A within one week. All the corps on the leased land belong to Party B after Party B compensate the corps losses.

2. Party B shall pay the leasing fee on time. The contract will be automatically abolished if Party B fails to pay the leasing fee on time.

3. If Party B want to transfer the leased land to the third party or use the land with the third party together, it does not need the approval of Party A, but should inform Party A in written paper.

4. Party B shall have the right to build the water wells, water towers, cooling shed, seeding houses and employee dormitories on the leased land.

5. After the expiration of the contract, Party B shall clean all the attachments of the leased land within 10 days. After 10 days, the attachments left on the leased land belong to Party A.

6. Party B shall keep the tombs on the leased land according to state standards and shall not interfere that people of Party A sweep the tombs in Qingming Festivals and winter solstices. And people of Party A shall not make any damages to the crops of Party B.

Article 6. Responsibility of breach the contract.

1. Party A shall pay penalty to Party B if Party A violates any rules in Article 4. The amount of the penalty shall be affirmed by both parties, meanwhile, Party B shall have the right to terminate the contract.

2. Party B shall pay penalty to Party A, if Party B violates any rules in Article 5. The amount of the penalty shall be affirmed by both parties. Party A shall have the right to terminate the contract under the condition that Party B does not pay the leasing fee over one year or Party B transferring the leased land without written permission of Party A.

3. The payment of penalty shall not relief the financial compensation liability.

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Article 7. Settlement of disputes

Both parties shall settle the disputes through the negotiation; if the negotiation does not work, then the parties can ask the relevant government departments for settlement according to relevant regulations.

Article 8. Other matters

1. During the lease term, if the land is expropriated by the government ,the compensation of land belongs to Party A, the compensation of attachments on the leased land belongs to Party B.

2. Both parties could make supplementary contract for unmentioned matters after the negotiation of both parties according to the relevant state regulations. The supplementary contract has the same legal effect as the land contract agreement.

3. After the contract taking effect, Party A shall provide original copy of written permission letter of farmers (with the signatures and fingerprints of all farmers) and ID copies of heads of farmer families to Party B. Party A keeps the copies of these papers

4. In the leased land, according to Party B's production needs and under the same employment conditions, labor force of Party A shall have the priority of employment. But the people employed must comply with rules and regulations of Party B.

5. Party A shall have the permission letter with the seals of corresponding department of Yanfeng Town government and Meilan village committee before signing the contract.

6. Party B shall pay administrative fee (RMB 10 per mu per year) to Yanfeng Town government and Meilan village committee.

7. The Yingtou village committee meeting memo is attached with the contract.

8. The contract takes effect after signing, sealing of both parties and remitting of Party B. This contract is made in quintuplicate, each party holds one. Nine copies are sent to the farmers for future reference.

Party A:	Party B

Representative:	Representative:

September 23, 1999

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